UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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the Securities Exchange Act of 1934 (Amendment No.      )
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Lamb Weston Holdings, Inc.

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August 9, 2022
Fellow Shareholders,
We delivered solid results in fiscal 2022, and I am extremely proud of the resiliency of my Lamb Weston colleagues as we weathered pandemic, supply chain and macroeconomic headwinds while continuing to support our customers and improve our operations. Our continued focus on executing on our long-term strategic objectives and creating shareholder value gives me great confidence in Lamb Weston’s future.
Agility in a complex environment
As restaurant traffic and demand for french fries continued to recover from the depths of the pandemic, we delivered a record year of $4.1 billion in net sales driven by a combination of favorable price/mix and volume growth. Most of our sales growth was from price/mix as we implemented pricing actions across each of our sales channels to mitigate some of the highest input and transportation cost inflation that we’ve experienced in 40 years. This helped to drive strong earnings growth in the second half of the year, and we expect to realize the carryover benefit of these pricing actions in fiscal 2023.
Our teams also took steps to manage volatility, improve operations and deliver on our customer commitments.
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We simplified our product portfolio by eliminating SKUs, driving productivity savings and working with our customers to secure product specification changes to offset much of the cost and operational impacts of a historically poor potato crop.

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In our production facilities, we continued to leverage our Lamb Weston Operating Culture and changed our ways of working, including how we manage crewing schedules, to better attract and retain employees.

Long-term focus
While we took steps to manage current challenges, we did not lose sight of our future growth plans. From a capacity expansion perspective, we started up a new chopped and formed production line in Idaho and broke ground on our capacity expansion and modernization projects in Idaho and China. We expect these two new production facilities will be operational by mid-fiscal 2024.
We also completed the design work for the second phase of our new enterprise resource planning system. We’ll build and test the new system in fiscal 2023 and implement it in fiscal 2024 in a phased approach.
We increased our interest in our joint venture in Argentina from 50% to 90%, as we look to the South American market as a future engine of growth. In Europe, our Lamb Weston Meijer joint venture announced its intention to withdraw from its investment in Russia in response to Russia’s invasion of Ukraine and the devastating humanitarian crisis the war has created.
We increased our dividend for the fifth straight year and increased share repurchases to boost capital returned to shareholders, and refinanced more than $1.7 billion of senior notes which extended our debt maturities and reduced our weighted average interest rate.

Looking ahead
We expect the environment in fiscal 2023 will remain highly challenging, with inflation continuing to pose the biggest threat. Forecasting costs and frozen potato demand in the near-term will be difficult and require us to remain flexible in managing our supply chain and commercial operations. Despite these short-term challenges, I remain confident in the long-term resiliency and growth prospects of the category in the U.S. and in our key international markets.
Thank you for being a Lamb Weston shareholder. I look forward to the future and to sharing our progress against our long-term priorities and vision to be the No. 1 global frozen potato company.
Sincerely,
Tom Werner
President and CEO
Forward-Looking Statements
This letter contains forward-looking statements within the meaning of the federal securities laws. Words such as “expect,” “will,” “continue,” “execute,” “create,” “drive,” “manage,” “improve,” “deliver,” “grow,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding our plans, execution, capital investments, pricing actions, enterprise resource planning system implementation and business outlook and prospects, as well as inflation, our industry, and the global economy. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Readers of this letter should understand that these statements are not guarantees of performance or results. Many factors could affect our actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this letter. These risks and uncertainties include, among other things: the availability and prices of raw materials; labor shortages and other operational challenges; disruptions in the global economy caused by the war in Ukraine and the possible related heightening of our other known risks; impacts on our business due to health pandemics or other contagious outbreaks, such as the COVID-19 pandemic, including impacts on demand for our products, increased costs, disruption of supply, other constraints in the availability of key commodities and other necessary services or restrictions imposed by public health authorities or governments; levels of pension, labor and people-related expenses; our ability to successfully execute our long-term value creation strategies; our ability to execute on large capital projects, including construction of new production lines or facilities; the competitive environment and related conditions in the markets in which we and our joint ventures operate; political and economic conditions of the countries in which we and our joint ventures conduct business and other factors related to our international operations; disruption of our access to export mechanisms; risks associated with possible acquisitions, including our ability to complete acquisitions or integrate acquired businesses; our debt levels; changes in our relationships with our growers or significant customers; the success of our joint ventures; actions of governments and regulatory factors affecting our businesses or joint ventures; the ultimate outcome of litigation or any product recalls; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and other risks described in our reports filed from time to time with the U.S. Securities and Exchange Commission. We caution readers not to place undue reliance on any forward-looking statements included in this letter, which speak only as of the date of this letter. We undertake no responsibility for updating these statements, except as required by law.